Exhibit 99.1

Newfield Exploration Reports Results for Fourth Quarter and Full-Year 2015

•                  4Q15 net domestic production of 13.5 MMBOE topped guidance range

•                  4Q15 Anadarko Basin average net production was 75,000 BOEPD; annual net production from basin grew nearly 50% year-over-year

•                  Total continuing operations oil production increased 40% year-over-year; domestic oil production up 15% year-over-year

•                  Full-year domestic lease operating expense per BOE was down about 25% year-over-year

•                  Adjusted 4Q15 diluted earnings per share of $0.30

•                  Full-year 2015 net domestic production was 50.6 MMBOE (previous forecast was 50.0 – 50.5 MMBOE); 2015 consolidated net production was 56 MMBOE (previous forecast was 55.3 – 55.8 MMBOE

•                  Total Company proved reserves at year-end 2015 were 509 MMBOE

•                  Anadarko Basin proved reserves increased to 269 MMBOE at year-end 2015 and now comprise more than half of total Company reserves

The Woodlands, Texas — February 24, 2016 — Newfield Exploration Company (NYSE: NFX) today reported its fourth quarter 2015 financial results, as well as 2015 year-end proved reserves. Additional operational details can be found in the Company’s @NFX publication, located on its website. Newfield today issued a separate news release outlining its planned 2016 capital investment program and full-year production expectations.

Newfield will host a conference call at 10 a.m. CST, February 25, 2016. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 785-424-1666 and enter conference code 1019964 about 10 minutes prior to the scheduled start time.

Fourth Quarter and Full-Year 2015 Financial Summary

For the fourth quarter, the Company recorded a net loss of $663 million, or $4.06 per diluted share (all per share amounts are on a diluted basis). The loss was primarily related to a full-cost ceiling test impairment of $702 million ($651 million after-tax, or $3.95 per share). After adjusting for the effect of impairments and unrealized derivative losses, net income would have been $50 million, or $0.30 per share.

Revenues for the fourth quarter were $362 million. Net cash provided by operating activities before changes in operating assets and liabilities was $289 million.

For the full-year 2015, Newfield posted a net loss of $3.4 billion, or $21.18 per share. Excluding impairments, unrealized losses on commodity derivatives and the premium to call notes, net income would have been $164 million, or $1.02 per share. Revenues for 2015 were approximately $1.6 billion and consolidated net cash provided by operating activities before changes in operating assets and liabilities was approximately $1.2 billion.

Fourth Quarter and Full-Year 2015 Production Summary

Newfield’s total net production in the fourth quarter of 2015 was 14.9 MMBOE, comprised of 47% oil, 16% natural gas liquids and 37% natural gas. Domestic production in the fourth quarter was 13.5 MMBOE.

For the full-year 2015, Newfield’s production was 56 MMBOE, of which 5.4 MMBOE was from offshore China.

Proved Reserves and Costs Incurred

Newfield’s year-end 2015 proved reserves were 509 MMBOE (98% domestic). Approximately 57% of proved reserves are liquids and 65% are proved developed. The largest source of reserve additions during 2015 came from the Anadarko Basin, which now total 269 MMBOE and comprise more than half of Newfield’s total proved reserves. The proved reserve life index for the Company is approximately nine years.

Proved reserves were down year-over-year and were impacted by significantly lower crude oil and natural gas prices used in year-end reserve calculations. Crude oil and natural gas prices used in this calculation were $50.11 per barrel (down 47%) and $2.59 per MMbtu (down 40%), respectively. As a result, pre-tax present value of reserves (discounted at 10%) at year-end 2015 was approximately $2.9 billion, down 67% over the prior year-end.

Net negative revisions to previous estimates were 174 MMBOE. Revisions included price-related negative revisions of approximately 286 MMBOE, which were offset by positive performance and cost revisions of 112 MMBOE. Proved reserve extensions, discoveries and other additions of 101 MMBOE during the year equate to a reserve replacement ratio of approximately 180%.

Newfield engaged the consulting firms DeGolyer and MacNaughton and Ryder Scott Company to perform an audit of the internally prepared reserve estimates on certain fields covering 94% of year-end 2015 proved reserve quantities on a barrel of oil equivalent basis. The purpose of this audit was to provide additional assurance on the reasonableness of internally prepared reserve estimates. Newfield’s proved reserves are, in aggregate, reasonable and within the established audit tolerance guidelines of 10 percent.

Newfield invested approximately $1.5 billion in 2015, which includes approximately $304 million in land and leasehold expenditures and $107 million of capitalized interest and internal costs. The tables below provide additional information on reserves and costs incurred during 2015.

	Crude Oil and Condensate (MMBbls)	Natural Gas (Bcf)	Natural Gas Liquids (MMBbls)	Total (MMBOE)
Total Company Reserves
December 31, 2014	301	1,607	76	645
Revisions of previous estimates	(112)	(352)	(3)	(174)
Extensions, discoveries and other additions	49	187	20	101
Purchases of properties	1	2	—	1
Sales of properties	(5)	(15)	—	(8)
Production	(27)	(124)	(9)	(56)
December 31, 2015	207	1,305	84	509

SEC pricing used for year-end 2015 reserve calculations: $2.59 per MMBtu for natural gas and $50.11 per barrel for oil, adjusted for market differentials.

The following table presents costs incurred for oil and gas property acquisition, exploration and development for 2015:

	Domestic	China	Total
	(in millions)

Property acquisitions:
Unproved	$283	$1	$284
Proved	21	—	21
Exploration	578	—	578
Development(1)	630	15	645
Total costs incurred(2)	$1,512	$16	$1,528

(1)              Includes $4 million of asset retirement costs.

(2)              Total costs incurred includes approximately $107 million of capitalized interest and internal costs

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s Annual Report on Form 10-K and other subsequent public filings with the

Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com

	4Q15 Actual
4Q15 Actual Results	Domestic	China	Total
Production/Liftings(1)
Crude oil and condensate (MMBbls)	5.6	1.4	7.0
Natural gas (Bcf)	32.6	—	32.6
NGLs (MMBbls)	2.4	—	2.4
Total (MMBOE)	13.5	1.4	14.9

Average Realized Prices(2), (3)
Crude oil and condensate (per Bbl)	$50.88	$39.25	$48.53
Natural gas (per Mcf)	3.41	—	3.41
NGLs (per Bbl)	18.12	—	18.12
Crude oil equivalent (per BOE)	$33.00	$39.25	$33.61

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$47.9	$13.4	$61.3
Major (workovers, etc.)	$4.8	$0.3	$5.1

Lease operating (per BOE)
Recurring	$3.64	$9.52	$4.21
Major (workovers, etc.)	$0.37	$0.28	$0.36

Transportation and processing (in millions)	$58.5	$—	$58.5
per BOE	$4.42	$—	$3.99

Production and other taxes (in millions)	$2.5	$0.3	$2.8
per BOE	$0.19	$0.16	$0.19

General and administrative (G&A), net (in millions)	$62.5	$1.6	$64.1
per BOE	$4.75	$1.13	$4.39

Capitalized direct internal costs (in millions)			$(17.3)
per BOE			$(1.19)

Other operating expenses, net (in millions)			$2.9
per BOE			$0.20

Interest expense (in millions)			$37.3
per BOE			$2.56

Capitalized interest (in millions)			$(9.5)
per BOE			$(0.65)

Other non-operating (income) expense (in millions)			$0.5
per BOE			$0.02

Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 1.7 Bcf during the three months ended December 31, 2015.

Note 2: Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $2.07 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $35.17 per barrel and $35.99 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of December 31, 2015.

Note 3: All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Oil, gas and NGL revenues	$362	$495	$1,557	$2,288

Operating expenses:
Lease operating	66	83	285	311
Transportation and processing	59	49	212	174
Production and other taxes	3	21	46	111
Depreciation, depletion and amortization	196	237	917	870
General and administrative	64	50	244	222
Ceiling test and other impairments	702	—	4,904	—
Other	2	10	10	25
Total operating expenses	1,092	450	6,618	1,713

Income (loss) from operations	(730)	45	(5,061)	575

Other income (expense):
Interest expense	(37)	(47)	(164)	(200)
Capitalized interest	10	14	33	53
Commodity derivative income (expense)	29	577	259	610
Other, net	(1)	(10)	(14)	(6)
Total other income (expense)	1	534	114	457

Income (loss) from continuing operations before income taxes	(729)	579	(4,947)	1,032

Income tax provision (benefit)	(66)	212	(1,585)	382
Income (loss) from continuing operations	(663)	367	(3,362)	650
Income (loss) from discontinued operations, net of tax	—	(7)	—	250
Net income (loss)	$(663)	$360	$(3,362)	$900

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$(4.06)	$2.67	$(21.18)	$4.76
Income (loss) from discontinued operations	—	(0.05)	—	1.83
Basic earnings (loss) per share	$(4.06)	$2.62	$(21.18)	$6.59
Diluted:
Income (loss) from continuing operations	$(4.06)	$2.65	$(21.18)	$4.71
Income (loss) from discontinued operations	—	(0.05)	—	1.81
Diluted earnings (loss) per share	$(4.06)	$2.60	$(21.18)	$6.52

Weighted-average number of shares outstanding for basic earnings (loss) per share	163	137	159	137

Weighted-average number of shares outstanding for diluted earnings (loss) per share	163	138	159	138

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$5	$14
Derivative assets	284	431
Other current assets	336	495
Total current assets	625	940

Oil and gas properties, net (full cost method)	3,819	8,232
Derivative assets	105	190
Other assets	219	218
Total assets	$4,768	$9,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$13	$8
Other current liabilities	634	1,093
Total current liabilities	647	1,101
Other liabilities	48	45
Derivative liabilities	9	—
Long-term debt	2,467	2,874
Asset retirement obligations	192	183
Deferred taxes	26	1,484
Total long-term liabilities	2,742	4,586

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	2,416	1,567
Accumulated other comprehensive gain (loss)	(2)	(1)
Retained earnings (deficit)	(1,035)	2,327
Total stockholders’ equity	1,379	3,893
Total liabilities and stockholders’ equity	$4,768	$9,580

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(3,362)	$900
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	917	903
Deferred tax provision (benefit)	(1,602)	509
Stock-based compensation	25	28
Unrealized (gain) loss on derivative contracts	246	(649)
Gain on sale of Malaysia business	—	(373)
Ceiling test and other impairments	4,904	—
Other, net	43	21
	1,171	1,339
Changes in operating assets and liabilities	38	48
Net cash provided by (used in) operating activities	1,209	1,387

Cash flows from investing activities:
Additions and acquisitions of oil and gas properties and other	(1,745)	(2,128)
Proceeds from sales of oil and gas properties	90	620
Proceeds received from sale of Malaysia business, net	—	809
Redemptions of investments	—	39
Proceeds from insurance settlement, net	57	—
Net cash provided by (used in) investing activities	(1,598)	(660)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	(407)	(203)
Proceeds from issuance of senior notes	691	—
Repayment of senior subordinated notes	(700)	(600)
Proceeds from issuances of common stock, net	819	6
Other, net	(23)	(11)
Net cash provided by (used in) financing activities	380	(808)

Increase (decrease) in cash and cash equivalents	(9)	(81)
Cash and cash equivalents, beginning of period	14	95
Cash and cash equivalents, end of period	$5	$14

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the fourth quarter and full year of 2015 for our continuing operations stated without the effect of certain items to net income (loss) is shown below:

	4Q15	2015
	(in millions)

Net Income (loss)	$(663)	$(3,362)
Ceiling test and other impairments	702	4,904
Unrealized (gain) loss on derivative contracts(1)	101	246
Restructuring related costs	2	39
Production tax credits	(7)	(7)
Premium on debt redemption	—	24
Unamortized debt issuance costs and discount from redemption	—	8
Income tax adjustment for above items	(85)	(1,688)
Earnings stated without the effect of the above items	$50	$164

(1)  The calculation of “Unrealized (gain) loss on derivative contracts” for the fourth quarter and full year of 2015 is as follows:

	4Q15	2015
	(in millions)

Commodity derivative income (expense)	$29	$259
Less: Realized gain (loss) on derivative contracts	130	505
Unrealized loss on derivative contracts	$(101)	$(246)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to net cash provided by operating activities before changes in operating assets and liabilities is shown below:

	4Q15	2015
	(in millions)

Net cash provided by operating activities	$320	$1,209
Net changes in operating assets and liabilities	(31)	(38)
Net cash provided by operating activities before changes in operating assets and liabilities	$289	$1,171